EXHIBIT 12.1

ENTERPRISE GP HOLDINGS L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

		Year Ended December 31,
		2008		2007		2006		2005		2004
Consolidated income		$164,055		$109,021		$133,992		$82,209		$29,778
Add:	Minority interest	981,458		653,360		638,585		478,944		229,607
	Provision for taxes	31,019		15,813		21,974		8,363		3,761
Less:	Equity in (income) loss of
	unconsolidated affiliates	(66,161)		(13,603)		(25,213)		(34,641)		(52,787)
Consolidated pre-tax income before minority interest
and equity in income of unconsolidated affiliates		1,110,371		764,591		769,338		534,875		210,359
Add:	Fixed charges	717,855		594,378		421,732		363,974		174,312
	Amortization of capitalized interest	13,399		11,596		9,779		2,048		974
	Distributed income of equity investees	157,211		116,930		76,515		93,143		68,027
	Subtotal	1,998,836		1,487,495		1,277,364		994,040		453,672
Less:	Interest capitalized	(90,700)		(86,506)		(66,341)		(28,805)		(2,766)
	Minority interest	(22,880)		(14,782)		(4,001)		(4,458)		(6,586)
	Total earnings	$1,885,256		$1,386,207		$1,207,022		$960,777		$444,320

Fixed charges:
	Interest expense	$608,223		$487,419		$333,742		$315,556		$161,589
	Capitalized interest	90,700		86,506		66,341		28,805		2,766
	Interest portion of rental expense	18,932		20,453		21,649		19,613		9,957
	Total	$717,855		$594,378		$421,732		$363,974		$174,312

Ratio of earnings to fixed charges		2.63	x	2.33	x	2.86	x	2.64	x	2.55	x

These computations take into account our consolidated operations and the distributed income from our equity method investees.   For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items.

Add the following, as applicable:
▪	consolidated pre-tax income before minority interest and income or loss from equity investees;
▪	fixed charges;
▪	amortization of capitalized interest;
▪	distributed income of equity investees; and
▪	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the total of the added items, subtract the following, as applicable:
▪	interest capitalized;
▪	preference security dividend requirements of consolidated subsidiaries; and
▪	minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference security dividend requirements of consolidated subsidiaries.